Exhibit 4.28
COFACE RECEIVABLES
FINANCE LIMITED
Receivables Finance
Agreement

This document is important. If you are in any doubt about its effect then, before you sign it, you should consult your solicitors or accountants about your resulting obligations.

We, Coface Receivables Finance Limited, (English Company Number 04933860), agree with you, the Client referred to in the Client Particulars at the end of this document to provide you with a receivables finance facility as set out below which are also subject to our separate Standard Terms and Conditions.
1.	Date and Commencement

This Agreement is made on the date shown before the signatures below and its Commencement Date is 2008.

2.	Type of Facility

You will sell to us and we will purchase your Debts on the following basis:
2.1	You have an invoice discounting facility, which means you will maintain the sales ledger;

2.2	We appoint you until further notice to act as our undisclosed collection agents to collect Debts from your Customers.

2.3	A recourse basis applies which means that if a Debt is not paid to us by the end of the Funding Period, you must repay to us what we have already paid to you.

2.4	Your Debts to which the Agreement applies are:
•	All UK Debts and all Export Debts from the following Approved Countries
•	France, Spain, Mexico, Portugal, Eire, Austria, USA, Switzerland, Italy, Holland, Germany, Japan, Jersey, Sweden, Russia, Greece, Hong Kong, Belgium, Morocco, Australia, Turkey, Denmark, Czech Republic, Singapore.
and which are invoiced in the currency(ies) set out in paragraph 2.6
2.5	We will purchase your Debts invoiced in Sterling. You also have a Foreign Currency Facility so we will purchase your Debts invoiced in Approved Currencies and we will pay the Purchase Price only in the Approved Currency of the Debt.

2.6	Approved currencies are ; GBP, Euro and USD

3.	Facility Particulars

3.1	The Early Payment Percentage is (definition of “Availability”):	75%

3.2	The Maximum Funds in Use must not exceed (condition 10.8):	£2,000,000

3.3	The Funding Period from the invoice date of a Debt is (conditions 11.5 and 11.8.7):	123 Days

3.4	The Early Payment Charge is at the following rate per annum above Base Rate (conditions 4.1.3, 10.6, 11.1.2 and 11.2):	1.75%

	but with a minimum Early Payment Charge of:	3%

3.5	The Service Fee is at the following percentage of the Notified Value of each Debt (conditions 4.1, 11.1, 11.3):	0%

	but with a minimum Service Fee in each twelve month period commencing on the first day of the month following the Commencement Date and each anniversary thereof of:	£18,000

3.6	The Extended Service Fee is at the following percentage of the Notified Value of each Debt for each 30 day period or part thereof after the end of the Funding Period that the Debt remains outstanding (condition 11.5):	0%

3.7	The Arrangement Fee payable on signature of this Agreement is (condition 11.1.1):	£1000

3.8	The Annual Review Fee payable on each anniversary of the Commencement Date after each month end is (condition 11.1.5):	£0

3.9	The Concentration Limit is (definitions of “Concentration Limit” and “Unapproved Debt”):	30%

3.10	The Shortfall Amount is (condition 14.1.5):	£25

3.11	The Monthly Returns date after month end is (condition 19.5):	10 Days

3.12:	The Default Funding Limit per Customer is (condition 5.1)	£10,000

4.	The additional conditions to be completed before we will make Early Payments are:
•	Discharge and satisfaction to be registered of the CCJ for £47,321

•	Confirmation that no creditor has commenced or issued a winding up petition

•	We are to be noted as loss payee on any credit insurance policy you hold

•	We shall require Mr Robert» Esterbrook, Mr Michael Cookson, Mr Jack Lawrence, Mr Darren Epstein, Mr Paul Freedman and Mr David Sterlitz» to sign Personal Warranties in respect of your obligations to us under this facility.

•	We shall require the supported corporate guarantee in support of this facility from Corgi Classics Holdings Ltd and Corgi Classics Ltd

•	In addition to the above we also require, within 30 days of commencement of the facility, the supported corporate guarantee of Corgi International Ltd and Master Replicas Inc

•	Our obtaining a waiver from Barclays Bank PLC releasing your book debts from the scope of their security.

•	We shall require the discharge of the debenture held by Burdale Financial Ltd

•	Our Obtaining an All Assets Debenture over the company

•	Our obtaining confirmation that there are no outstanding judgements registered against any Director or Shareholder.

•	Satisfactory completion of Anti-Money Laundering processes.
5.	Additional Conditions applying at all times
•	You will supply us with a Sales Ledger Reconciliation, aged debtors, aged creditors and monthly management accounts by the 10th of the following month.

•	All monies received from your customers to be paid into a trust account set up by and controlled by us.

•	Copy invoices, orders and delivery notes will be held by you to our order and copies provided to us at our request.

•	Full customer trading styles and addresses and also payment terms are shown on all invoices.

•	Initially we will require your account to be subject to quarterly audits, we will bear the cost of one audit per annum. Audits will be dispersed to your account subject to the rates as shown on our standard tariff.

•	Where the volume of Credit Notes in any 3 month period exceeds 5% of advances the advance rate will reduce by 5%.

•	Base rates to be used are the Overnight LIBOR rate for GBP, Overnight USD Libor for US Dollars and Overnight Euribor for Euro. Rates as published by the London Edition of the Financial Times
6.	Your account will be subject to our Standard Tariff Fees as varied from time to time. Our current Tariff Fees are attached.

CLIENT PARTICULARS

NAME:	Cards Inc Ltd

COMPANIES REGISTRATION NO:	03329087

*REGISTERED IN ENGLAND AND WALES

ADDRESS:	31 Greenhill Crescent
Watford Business Park
Watford
Herts
WD18 8YB

NATURE OF YOUR BUSINESS:	Retail of trading cards, trading card games and collectable merchandise...

YOUR CREDIT TERMS:	For Customers in the U.K.; these do not exceed 120 days from date of invoice with a settlement discount not exceeding 0%.

For Customers in Approved Countries these do not exceed 120 days from date of invoice with a settlement discount not exceeding 0%.

SIGNATURES
To confirm the respective consent of each party to this Agreement (including its separate Standard Terms and Conditions) and to acknowledge having had the opportunity to take independent legal advice both parties have executed and delivered this Agreement as a deed below on the             day of                2008.
Signed on behalf of the Client by the following who are duly authorised
Director’s Signature
Director’s Full Names
*Director/Company Secretary’s
Signature
*Director/Company Secretary’s
Full Names
*Delete as appropriate
Signed by the following as attorney for Coface Receivables Finance Limited in the presence of the witness stated below
Attorney’s Signature
Attorney’s Name
Witness’s Signature
Witness’s Name
Witness’s Address

Standard Tariff Fees
The following list of standard fees will be debited to your account as appropriate;

Excess Facility Fee	1% of value
To a minimum of £100

CHAPS Payments	£30

BACS Payments	Free of charge

Payments in Currencies other than Facility Currency	£50 + banks costs

Payments to Third Parties	£50

Legal Action Letters	£10

Unpaid Remittance	£15

Alteration to Agreement Operating Terms	£100

Copy Statements/Reports	£10 per document
(greater than 3 months old)

Audit / Special Visits	£600 per day

Audit / Bank Letters	£50

Document Registration Fee	£250

Trust Account Charges	As charged by our bankers

Legal Fees	As charged by our solicitors